Changes to Westway Group, Inc. Board of Directors

NEW ORLEANS, Aug. 22, 2011 (GLOBE NEWSWIRE) -- Westway Group, Inc. (Nasdaq:WWAY) ("Westway" or the "Company") stated that the Class B directors elected Mr. Paul Chatterton as a Class B Director to the Board of Directors. Mr. Chatterton has previously served Westway Terminals from 1997 through 2007 as a Business Development Manager as well as a Managing Director who established and expanded business in Europe. Since 2007 Mr. Chatterton has served as Managing Director of ED&F Man Biofuels LTD; and, up until the business combination in 2009, as a board member within the Feed and Terminal Division of ED&F Man Holdings Limited. In January 2011, he became the Commercial Director of ED&F Man's Industrials Division. Mr. Chatterton also graduated with a Masters from Oxford University.

Mr. Chatterton will take the place of Jim Jenkins as one of Westway's Class B Directors. Earlier today, Mr. Jenkins vacated his seat as a Class B director when he was elected a Class A Director by the Class A Directors to fill the vacancy left by the resignation of Wayne Driggers on August 17, 2011.

Jim Jenkins, Chief Executive Officer, stated "We wish to thank Wayne for his many years of service to Westway and for his assistance in making the transition from a private to a public company. Wayne has decided to pursue other business opportunities, and we wish him well in his future endeavors."

These new appointments do not involve any independent director positions.

About Westway Group, Inc. Westway is a leading provider of bulk liquid storage and related value-added services and a leading manufacturer and distributor of liquid animal feed supplements.

The Westway Group, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7654

CONTACT: Thomas A. Masilla, Jr.

Chief Financial Officer

504-636-4245

thomas.masilla@westway.com